                                                                      EXHIBIT 99

                              FOR IMMEDIATE RELEASE
                                  April 5, 2004

               H. DOUGLAS CHAFFIN NAMED CEO OF MBT FINANCIAL CORP.

MONROE, MI - MBT Financial Corp., the parent company of Monroe Bank & Trust, is pleased to announce the promotion of H. Douglas Chaffin to Chief Executive Officer (CEO).

Mr. Chaffin joined MBT in 2001 as Executive Vice President and Senior Lending Manager, responsible for overseeing the bank's entire lending function. He was promoted to Chief Operating Officer in 2003 and has been recently promoted to MBT President and Chief Executive Officer. He has also been elected to the Board of Directors of MBT Financial Corp.

"Since Doug joined MBT, his banking ability and leadership skills have actively furthered the success of our bank and we are certain that in the role of CEO he will continue to do so," said Ron LaBeau, who has retired as CEO effective April 2, 2004. "Doug will be the key factor in MBT's efforts to further strengthen its position in the banking industry."

Mr. Chaffin assumes the role of CEO with over 25 years of banking experience. Previously, he held the position of President and CEO of the former FMB-Oceana Bank, which became part of Huntington National Bank (HNB). He continued as an executive with HNB until joining MBT in 2001.

A 1978 graduate of Indiana University with a degree in Finance, Mr. Chaffin has taken a dedicated role in banking through various committees with the Michigan Bankers Association. He is an active member of numerous community organizations including The Exchange Club, Monroe County Industrial Development Corp. (IDC), Monroe County Economic Development Corp., City of Monroe Downtown Development Authority, Monroe County Chamber of Commerce, Monroe Health Ventures, and the Foundation at Monroe County Community College.

ABOUT MBT

Founded in 1858, Monroe Bank & Trust is one of the nation's largest community banks, with over $1.4 billion in assets plus nearly $1 billion in trust assets. MBT is a full-service bank, offering a broad range of services, from personal and business accounts to complete credit options and the area's largest trust department. With 24 offices, 34 ATMs, PhoneLink telephone banking and eLink online banking, MBT is the area's most accessible bank.

MBT is also proud to be a listed member on the NASDAQ stock market under "MBTF". MBT is a wholly owned subsidiary of MBT Financial Corp., a single bank holding company headquartered in Monroe, Michigan. Visit MBT's web site at www.MBandT.com.